EXHIBIT 99.2




February 3, 2004                                   MEDIA CONTACT:
                                                   Bob Loy or Ruth Ann Becker
                                                   Becker Communications, Inc.
                                                   (808) 533-4165


FOR IMMEDIATE RELEASE

                   Board Members Resign as Insurance Expires

As expected, several members of the Hawaiian Holdings Board of Directors have submitted resignations due to expiration of the company's Directors and Officers insurance. The D&O insurance policy was scheduled to expire at midnight on January 31, 2004. The Board decided not to renew its existing coverage, but is pursuing extending the limits of its primary policy for another year.

Stepping down from the board are Robert C. Coo, General Joseph P. Hoar U.S.M.C. (Ret.), William M. Weisfield, Sharon L. Soper, Samson Poomaihealani and Reno Morella. Remaining on the Board are Chairman John W. Adams, Gregory
S. Anderson, Thomas J. Trzanowski, and Edward Z. Safady.

In giving his resignation, General Hoar stated:

"As a member of Hawaiian Holdings' board for five years, I've been a big supporter of you (John Adams) and the management team you put in place at Hawaiian Airlines. Your leadership was key in making Hawaiian a financially strong and viable competitor in the marketplace, and in more than meeting the needs and expectations of Hawai'i's flying public. My decision to resign is based solely on the fact that our directors and officers insurance expires at the end of this month, and I'm hopeful that a new policy will soon be in place. At that time, if offered the opportunity, I'd be honored to rejoin the board."



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